Contacts:
                                                          Chris O'Connell
                                                          Investor Relations
                                                          612/514-4971

                                                          Dick Reid
                                                          Public Relations
                                                          612/514-3052


F O R    I M M E D I A T E    R E L E A S E


          MEDTRONIC REPORTS FIRST-QUARTER EARNINGS PER SHARE OF $0.32,
                      CONSISTENT WITH EARLIER ANNOUNCEMENT

         MINNEAPOLIS, MN, August 18, 1998 -- Confirming its earlier estimates, Medtronic, Inc. (NYSE: MDT), today reported first-quarter diluted earnings per share of $0.32 on net earnings of $150.4 million. Revenues of $653.2 million reflected an increase of 4 percent, excluding the negative impact of $15.6 million in foreign currency translation. Net earnings increased 3 percent above the $146.5 million recorded in the comparable period a year ago.

         The company expects growing sales momentum in the last half of fiscal 1999. William W. George, chairman and chief executive officer, said Medtronic anticipates that new products which are winning rapid acceptance in international markets will drive the growth as they are launched in the United States. He cited the advanced Medtronic.Kappa(R) 700 pacemaker system and the new Medtronic Gem(TM) DR defibrillator system, both now gaining market share internationally.

         George also called attention to the recent launches internationally of the Medtronic Jewel(R) AF arrhythmia management device for the treatment of atrial fibrillation and Medtronic InSync(TM) multisite stimulator for treatment of congestive heart failure. In addition, he said, the recent first human implants of the Medtronic Chronicle(TM) hemodynamic monitor and the Medtronic

Kinetra(TM) neurostimulator mark major milestones for the innovative device therapies Medtronic is developing to serve a wide variety of unmet medical needs. The latter two devices, for diagnosis and treatment of persons with congestive heart failure and bilateral essential tremor or Parkinson's disease, respectively, "are features in a full pipeline that will positively impact Medtronic results in the future," George added.

         Cardiac Rhythm Management revenues increased 6 percent in the quarter, showing the benefit of the new pacemakers and defibrillators in markets outside the United States. Bradycardia pacing revenues grew nearly 8 percent on a 10 percent growth in unit sales, leading to market share gains worldwide. International sales were especially strong as the Medtronic.Kappa 700 system drove a 10 percent revenue increase and a 13 percent increase in unit sales. The company expects further increases in pacemaker sales as that system wins U.S. regulatory clearance later in the year.

         Tachyarrhythmia Management sales increased 5 percent as the market continued its shift to dual chamber defibrillators for treatment of dangerously fast heart rhythms. Rapid acceptance in Europe of the Gem DR defibrillator drove international revenue and unit sales growth of more than 30 percent. The company said it expects accelerating growth in defibrillator sales during the year with U.S. regulatory clearance of Gem and Gem DR defibrillators in its second quarter.

         Medtronic Cardiac Surgery sales increased 6 percent in the quarter, led by continuing strength in bioprosthetic heart valves. First-quarter Vascular revenues reflected a sharp decline in sales of stents and balloon catheters used in coronary angioplasty.

         Quarterly sales of neurostimulation and drug delivery products grew by 22 and 20 percent, respectively, over amounts reached as they grew 21 and 72 percent in the comparable quarter last year. Sales of neurological shunts and diagnostic instruments failed to achieve expected levels. As in Cardiac Rhythm Management product lines, neurological sales are expected to accelerate during the remainder of the year.

         The company said that regulatory processes are on track for a public stock offering in September and the acquisition of Physio-Control International, Inc., and AVECOR Cardiovascular Inc. later this fall. A recently announced inquiry from the Federal Trade Commission about the Physio-Control transaction is not expected to delay timely completion of that transaction, Medtronic officials said.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.

                                      - - -

Any statements made regarding the company's anticipated financial results and regulatory approvals are forward-looking statements which are subject to risks and uncertainties, such as those described in the company's Annual Report on Form 10K for the year ended April 30, 1998. Actual results may differ materially from anticipated results.




                                                                             MEDTRONIC, INC.
                                                                  CONSOLIDATED STATEMENT OF EARNINGS
                                                                              (Unaudited)

                                                                          Three months ended
                                                                     ------------------------------
                                                                       July 31,       August 1,
                                                                         1998           1997
                                                                     -------------   ------------
                                                                (in thousands, except per share data)

Net sales                                                          $      653,235 $      646,279

Costs and expenses:
  Cost of products sold                                                   169,689        160,161
  Research and development expense                                         74,634         70,687
  Selling, general, and
    administrative expense                                                187,927        194,903
  Interest expense                                                          1,882          1,950
  Interest income                                                          (6,996)        (5,068)
                                                                     -------------   ------------
    Total costs and expenses                                              427,136        422,633
                                                                     -------------   ------------

Earnings before income taxes                                              226,099        223,646

Provision for income taxes                                                 75,743         77,158
                                                                     -------------   ------------

Net earnings                                                       $      150,356 $      146,488
                                                                     =============   ============

Weighted average shares outstanding                                       469,061        468,402

Basic earnings per share                                           $         0.32 $         0.31
                                                                     =============   ============

Earnings per share assuming dilution                               $         0.32 $         0.31
                                                                     =============   ============

Weighted average shares outstanding assuming dilution                     476,236        476,245

